Exhibit 4.3

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY EMBRAER OVERSEAS LIMITED, EMBRAER—EMPRESA BRASILEIRA DE AERONÁUTICA S.A. AND THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO EMBRAER OVERSEAS LIMITED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EMBRAER OVERSEAS LIMITED

6.375% Notes due 2020

Unconditionally Guaranteed by

EMBRAER—EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

No. 1

CUSIP Number: 29081YAC0	Principal Amount
ISIN: US29081YAC03	US$500,000,000

EMBRAER OVERSEAS LIMITED, a company duly organized and existing under the laws of the Cayman Islands (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of US$500,000,000 (FIVE HUNDRED MILLION U.S. DOLLARS), or such other principal amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto, on January 15, 2020, and to pay interest thereon semi-annually on April 8 and October 8 of each year and on January 15, 2020 (each an “Interest Payment Date”), commencing on April 8, 2010, from October 8, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, at the rate of 6.375% per annum, until the principal hereof is paid or made available for payment, provided that any amount of principal of or premium , if any, or interest on this Note which is overdue shall bear interest, to the extent permitted by law, from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue principal of or premium, if any, or interest shall be paid as provided in Section 3.6 of the Base Indenture hereinafter referred to.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be proposed by the Company and notified to the Trustee, notice whereof shall be given to Holders of the Notes not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of or premium, if any, or interest on this Note will be made to the Person entitled thereto at the office of the Trustee or agency of the Company in the Borough of Manhattan, The City of New York, New York, maintained for such purpose, and at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts upon surrender of this Note in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest payable on an Interest Payment Date); provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that all payments of the principal of and interest on this Note, the Holders of which have given wire transfer instructions to the Trustee, the Company, or its agent at least 10 Business Days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts with financial institutions in the United States specified by such Holders in such instructions. Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note will be made in accordance with the Applicable Procedures of the Depositary.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed, as of the day and year written above.

Dated: October 8, 2009

EMBRAER OVERSEAS LIMITED

By:
Name:
Title:

By:
Name:
Title:

The undersigned (the “Guarantor”) hereby irrevocably and unconditionally guarantees to each Holder the full and punctual payment (whether at the Stated Maturity date, upon redemption, purchase pursuant to an offer to purchase, acceleration or otherwise) of the principal, premium, if any, interest, Additional Amounts and all other amounts that may come due and payable under this Note and the full and punctual payment of all other amounts payable by the Company under the Indenture as they come due.

Dated: October 8, 2009

EMBRAER—EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

Dated: October 8, 2009

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

STATE OF NEW YORK	)

) : SS
COUNTY OF NEW YORK	)

On this 8th day of October, 2009, before me, a notary public within and for said county, personally appeared                                         , to me personally known who being duly sworn, did say that such person is a                                          of THE BANK OF NEW YORK MELLON, one of persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said corporation.

[NOTARIAL SEAL]

[REVERSE SIDE OF NOTE]

1. This Note is a duly authorized issue of securities of the Company issued in one or more series (the “Securities”) under an Indenture, dated as of October 8, 2009 (herein called the “Base Indenture”), as supplemented by a First Supplemental Indenture dated as of October 8, 2009 (herein called the “First Supplemental Indenture”), among the Company, the Guarantor and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture). Reference is hereby made to the Base Indenture, as supplemented by the First Supplemental Indenture (the Base Indenture, as supplemented by the First Supplemental Indenture, herein called the “Indenture”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. All capitalized terms not defined in this Note have the meanings assigned to them in the Indenture, except as otherwise provided in this Note. This Notes is one of the series designated on the face hereof (herein called the “Notes”).

2. The full and punctual payment of the principal, if any, and interest and all other amounts payable under the Notes is irrevocably and unconditionally guaranteed by the Guarantor.

3. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

4. All payments in respect of the Notes shall be made without withholding or deduction for any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands, Brazil or any Successor Jurisdiction, or any political subdivision or authority therein or thereof having power to tax (“Foreign Taxes”), except to the extent that such Foreign Taxes are required by the Cayman Islands, Brazil, such Successor Jurisdiction or any such political subdivision or authority to be withheld or deducted. In the event of any withholding or deduction for any Foreign Taxes, the Company or the Guarantor, as the case may be, shall make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts (“Additional Amounts”) as are necessary to ensure that the net amounts received by the Holders of the Notes after such withholding or deduction equals the respective amounts of principal, premium, if any, and interest which would have been receivable in respect of such Notes had no such withholding or deduction (including for any Foreign Taxes payable in respect of Additional Amounts) been required, except that no such Additional Amounts shall be payable with respect to any payment on a Note:

(i)	to, or to a third party on behalf of, a Holder who is liable for any such taxes, duties, assessments or other governmental charges in respect of a Note by reason of (a) a connection between the Holder and the Cayman Islands or Brazil other than the mere holding of such Note and the receipt of payments with respect to such Note or (b) failure by the Holder to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Cayman Islands or Brazil or applicable political subdivision or authority therein or thereof having power to tax, of such Holder, if compliance is required by such jurisdiction, or any political subdivision or authority therein or thereof having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company or the Guarantor, as the case may be, has given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or other requirement;

(ii)	in respect of any such taxes, duties, assessments or other governmental charges with respect to a Note surrendered (if surrender is required) more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof is given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on surrender of such Note for payment on the last day of such 30-day period;

(iii)	in respect of estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge imposed with respect to a Note;

(iv)	in respect of any tax, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the Notes or by direct payment by the Company or the Guarantor in respect of claims made against the Company or the Guarantor;

(v)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive; or

(vi)	in respect of any combination of the above.

Solely for purposes of this paragraph 4, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s or the Guarantor’s obligation to pay Additional Amounts set forth in clause (i)(b) above shall not apply if the provision of information, documentation or other evidence described in such clause (i)(b) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Cayman Islands or Brazilian law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including tax treaties between the United States and the Cayman Islands or Brazil), regulations (including proposed regulations) and administrative practice.

The Company or the Guarantor, as the case may be, shall promptly provide the Trustee with documentation (which may consist of certified copies of such documentation) satisfactory to the Trustee evidencing the payment of Foreign Taxes in respect of which the Company or the Guarantor has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or the Paying Agent, as applicable, upon request therefor.

The Company or the Guarantor, as the case may be, shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by the Cayman Islands or Brazil or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes or the Guarantees.

All references herein or in the Indenture, to principal, premium, if any, or interest in respect of any Note or Guarantees shall be deemed to include all Additional Amounts, if any, payable in respect of such principal, premium, if any, or interest, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company or the Guarantor. However, by making such assignment, the Holder makes no representation or warranty that the Company or the Guarantor will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

5. All references in the Indenture and the Notes to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder, and all such references to principal, premium, if any, or interest shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 10.7 of the Base Indenture.

6. The Notes are subject to redemption at the Company’s option, in whole at any time, or in part from time to time, upon not less than 30 days’ but no more than 60 days’ notice to the Holders of the Notes, at a Redemption Price equal to the greater of (a) 100% of the principal amount of such Notes and (b) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued interest on the principal amount of such Notes to but not including the Redemption Date.

If, as a result of any amendment to, or change in, the laws (or any rules or regulation thereunder) of the Cayman Islands or Brazil or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation, administration or application of such laws, rules or regulations (including a holding by a court of competent jurisdiction), which amendment or change of such laws, rules or regulations or the interpretation, administration or application thereof becomes effective on or October 1, 2009, the Company or the Guarantor, as the case may be, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof in excess of those attributable to Cayman Islands or Brazilian withholding tax on the basis of a statutory rate of 15%, and if such obligation cannot be avoided by the Company or the Guarantor after taking measures the Company or the Guarantor, as applicable, considers reasonable to avoid it, then, at the Company’s option, the Notes may be redeemed in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders of the Notes, at a Redemption Price equal to 100% of the principal amount thereof, together with accrued interest to but not including the Redemption Date and any Additional Amounts which would be payable to but not including the Redemption Date; provided, however, that (i) no notice of such redemption may be given earlier than 60 days prior to the earliest date on which the Company or the Guarantor, as the case may be, would but for such redemption be obligated to pay such Additional Amounts were a payment on the Notes then due, and (ii) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

On the Business Day prior to the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, together with accrued interest to but not including the Redemption Date and any Additional Amounts which would be payable to but not including the Redemption Date. On and after any Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price).

If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

7. The Indenture permits, subject to certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each affected series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each affected series. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any affected series under the Indenture on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any affected series under the Indenture on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences.

Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

8. As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and (iii) the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity, provided that no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Holders of this Note. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

9. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal, premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

10. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and any interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of US$1,000 and any integral multiple in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

11. Prior to due surrender of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

12. This Note, the Guarantees and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

13. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common

TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT — [        ]

(Cust)

Custodian [        ] under Uniform (Minor)

Gifts to Minors Act [        ]

(State)

Additional abbreviations may also be used though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is US$500,000,000.

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease or Increase	Signature of Authorized Officer of Trustee of Notes Custodian